UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant: ☒

Filed by a Party other than the Registrant:

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HALLMARK FINANCIAL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

On September 7, 2023, Hallmark Financial Services, Inc. (the “Company”) called to order and convened its 2023 Annual Meeting of Stockholders (the “Annual Meeting”).  At the Annual Meeting, there were present or represented by proxy a sufficient number of shares of the Company’s common stock to constitute a quorum.

The Chairman then adjourned the Annual Meeting in order to solicit additional proxies with respect to the proposals set forth in the definitive proxy statement filed with the Securities and Exchange Commission on July 21, 2023 (the “2023 Proxy Statement”).

The Annual Meeting is adjourned until Thursday, October 5, 2023, at 3:00 p.m., Central Time.  At that time, the Annual Meeting will be reconvened to vote on the proposals described in the 2023 Proxy Statement.

Stockholders will be able to attend and vote at the reconvened Annual Meeting using the same process and access information that they used in connection with the originally scheduled Annual Meeting, the details of which are set forth in the 2023 Proxy Statement.

The Company does not intend to change the record date for the Annual Meeting. Accordingly, only stockholders of record at the close of business on July 10, 2023 will be entitled to vote at the reconvened Annual Meeting.

Stockholders of the Company who have previously submitted their proxy or otherwise voted and who do not want to change their vote do not need to take any action.

Until the Annual Meeting is reconvened, the Company will continue to solicit proxies from its stockholders with respect to the proposals set forth in the 2023 Proxy Statement.

No changes have been made in the proposals to be voted on by the stockholders at the Annual Meeting. The Company strongly encourages all of its stockholders to read the 2023 Proxy Statement and other proxy materials relating to the Annual Meeting, which are available free of charge on the SEC’s website at www.sec.gov.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE 2023 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MATTERS TO BE CONSIDERED.